SONOMAWEST HOLDINGS INC

September 28, 2004

To Our Shareholders:

        During fiscal year 2004, rental revenues increased 8% to $1,637,000 from $1,514,000 during the prior year. Total revenues for the year were $2,050,000 verus $1,841,000 during the prior year. Total net income for the year was $62,000 or $0.05 per share, which compares to a net loss of $75,000 or $0.07 per share in fiscal 2003. Details concerning revenue and expenditures are set forth in our financial statements. We continue to implement our program to lease our real estate, reduce operating expenses and manage our investment in MetroPCS Communications, Inc.

        The current occupancy rates for our South and North properties are 70% and 65%, respectively. The commercial, industrial, office market in the greater Petaluma/Santa Rosa area where our properties are located remains very competitive. At the same time, we believe that our properties offer unique features, including suitability for agriculture/food processing, warehousing and related office space, and particularly a wastewater treatment facility, which make these properties attractive to potential tenants.

        The costs of operating as a public company are substantial relative to the company’s revenues and have increased significantly as a result of the Sarbanes-Oxley legislation in 2002. During the year we extensively explored a number of alternatives to deal with these expenses and to increase shareholder value and shareholder liquidity. We were hopeful that MetroPCS would complete its initial public offering during the year, but this has been delayed. Our explorations have not yet resulted in a strategic alternative which realizes for the shareholders the value of the company’s assets. These considerations will continue during the current fiscal year.

        We thank our employees and consultants for their hard work and appreciate the continued support of our shareholders.

Very truly yours Roger S. Mertz Chairman of the Board